Exhibit 10.3
DEFERRED COMPENSATION AGREEMENT
WITH CHARLES E. SNYDER
This Deferred Compensation Agreement (“Agreement”) was entered into as of the 4th day of November 1994, by and between the National Consumer Cooperative Bank, a corporation organized under the laws of the United States (“the Bank”) and Charles E. Snyder, a resident of Virginia. This Agreement is restated effective as of January 1, 2009 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder and will be administered in good faith compliance with Section 409A and the regulations thereunder between January 1, 2005 and December 31, 2008.
Mr. Snyder has been employed by the Bank as its President since January, 1992, prior to which he was Chief Financial Officer. During the period of his presidency, the Bank’s financial condition and results operations have improved from prior periods and have been very satisfactory, and the Bank desires to provide incentives for Mr. Snyder’s continued service as its President.
It is hereby agreed as follows:
1. The Bank agrees to continue to employ Mr. Snyder as its President, and Mr. Snyder agrees to continue to serve the Bank in that capacity until such employment is terminated by the Bank in accordance with the terms of his Amended and Restated Employment Agreement, dated December 12, 2008 (the “Employment Agreement”).
2. Salary paid by the Bank pursuant to the Employment Agreement and bonuses paid by the Bank pursuant to the Bank’s Executive Management Short Term Incentive Plan (“STIP”) may be deferred by Mr. Snyder pursuant to the instant Agreement. Compensation deferred under the instant Agreement will be payable as provided in paragraphs 3 and 4 hereof.
3. The Bank, on December 31 of each full year during which Mr. Snyder is employed with the Bank, shall credit to an account (“the Deferred Compensation Account”) the amount determined pursuant to subparagraph (f), below (“the Annual Credit”). The Deferred Compensation Account shall be established and maintained, by agreement between Mr. Snyder and the Bank, in accordance with either subparagraph (a), (b) or (c) of this paragraph.
(a) The Deferred Compensation Account may be established and maintained by the Bank’s crediting a book reserve account with (i) each Annual Credit, and (ii) on the last day of each calendar quarter, an amount (“the Quarterly Credit”) equal to interest upon the total amount previously credited to the Deferred Compensation Account. Interest for purposes of a Quarterly Credit shall be computed at a rate equal to 100 basis points in excess of the yield on a five year U.S. Treasury Note with a maturity date on or nearest to the date of such Quarterly Credit, as reported in the Wall Street Journal or similar publication.

(b) The Deferred Compensation Account may be established and maintained by the Bank’s depositing each Annual Credit in an interest-earning deposit account at a federally insured financial institution selected by the Bank, which account shall be in the name of and shall remain the property of the Bank. The Bank shall use its best efforts to obtain a yield upon such account at least equal to that stated in subparagraph (a) hereof. All interest credited to such deposit account shall become part of the Deferred Compensation Account.
(c) The Bank may establish an irrevocable trust with a third-party trustee, pursuant to Rev. Proc. 92-64 issued by the Internal Revenue Service, to provide for all or a portion of the Bank’s obligations hereunder. The assets of such trust shall be held and invested in accordance with the terms of such trust. The assets of any such trust, however, shall remain available to satisfy the claims of the Corporation’s general creditors. Mr. Snyder’s rights to those assets will be limited to the rights of a general creditor of the Bank. Neither Mr. Snyder, his spouse, or any beneficiary of Mr. Snyder may in any manner encumber, pledge, assign, transfer or dispose of the right to receive any payment under this Agreement or from any Trust established pursuant hereto.
(d) The Bank shall, promptly after the end of each calendar quarter, provide or cause to be provided to Mr. Snyder a statement of the balance contained in the Deferred Compensation Account as of the end of such quarter and of the current yield on such Account for such quarter.
(e) The Deferred Compensation Account, whether established and maintained in accordance with subparagraph (a), (b), or (c) above, shall in no event be considered as a trust or escrow account for Mr. Snyder or his Beneficiary or as creating a claim by Mr. Snyder or such Beneficiary against, or any property interest in, any specific assets of the Bank, including, without limitation, any assets maintained in such Account.
(f) Prior to January 1 of each year, Mr. Snyder will advise the Bank in writing of the amount or percentage of his salary and STIP award for the following year that shall be defined as the Annual Credit for such year. In the absence of timely receipt by the Bank of such advice from Mr. Snyder, the amount of the Annual Credit for a year shall be zero.
4. On the 30th day after the date of Mr. Snyder’s termination of employment with the Bank and its subsidiaries that constitutes a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code with the Bank, and on the same date in each of the succeeding four years, the Bank shall make equal annual payments to Mr. Snyder of deferred compensation from the Deferred Compensation Account. Each annual payment shall be calculated by dividing the unpaid balance in the Deferred Compensation Account by the remaining number of unpaid installments. Such series of five annual installment payments shall be treated as a single payment for purposes of Section 409A(a)(4)(C) of the Internal Revenue Code, and Mr. Snyder may instead elect a lump sum payment of the deferred compensation account balance, provided that such election complies with the requirements of such Section 409A(a)(4)(C). In the event of Mr. Snyder’s death prior to commencement of his payments hereunder, the balance in the Deferred Compensation Account shall be paid to his beneficiary on the 60th day after his death. In the event of Mr. Snyder’s death after the commencement but prior to the completion of his payments hereunder, his beneficiary shall continue to receive the installment payments as previously scheduled until the entire benefit has been paid. Notwithstanding anything to the contrary in this Paragraph 4, however, if Section 409A(a)(2)(B)(i) of the Code applies to this Agreement at the time when Mr. Snyder would otherwise commence receiving a distribution under this Paragraph 4 and Mr. Snyder is a “specified employee” within the meaning of such Section 409A(a)(2)(B)(i), then to the extent required by such Section 409A(a)(2)(B)(i), any payments otherwise due during the six-month period immediately following Mr. Snyder’s termination of employment shall not be paid during such six-month period but shall be paid on the first business day that occurs six months following his termination of employment.
5. For purposes of this Agreement, Mr. Snyder’s Beneficiary shall be the person or persons designated by Mr. Snyder from time to time as his Beneficiary hereunder on forms provided by the Bank; provided that, if no effective form is on file with the Bank’s personnel office, or if the designated beneficiary or beneficiaries predecease Mr. Snyder or fail to survive the payment dates hereunder, the Beneficiary shall be deemed to be Mr. Snyder’s estate. Any designation of Beneficiary hereunder may be changed without the consent of any prior Beneficiary.
6. The right of Mr. Snyder or any other person to the payment of deferred compensation hereunder shall not be assigned, transferred, pledged, or encumbered except by testamentary instrument or by the laws of descent and distribution. Any attempted assignment, transfer, encumbrance or attachment of any rights hereunder shall be null and void.
7. Any deferred compensation payable under this Agreement shall not be deemed salary or other compensation to Mr. Snyder for the purpose of computing benefits to which he may be entitled under any pension plan or other arrangement of the Bank for the benefit of its employees.
8. This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns and Mr. Snyder, his heirs, executors and administrators. The parties hereto may, by a writing executed by them, amend or modify this Agreement without the consent of any other person.
9. This Agreement shall be construed in accordance with and governed by the laws of the District of Columbia. It may be revoked or modified in whole or in part only by a writing signed by the parties hereto.

In Witness Whereof the Bank has caused this amended Agreement to be duly executed and Mr. Snyder has duly executed this Agreement effective January 1, 2009.

NATIONAL CONSUMER COOPERATIVE BANK
By:
	Name:	Irma Cota
	Title:	Chairman of the Board

Charles E. Snyder